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Mesa Energy Holdings, Inc. Receives Permit Approval
Press Release Source: Mesa Energy Holdings, Inc. On Thursday April 1, 2010, 3:00 pm

DALLAS--(BUSINESS WIRE)--Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH - News), an exploration stage oil and gas exploration and production company with a focus on the Marcellus Shale in western New York today announced that the Company has received permits from the NY Department of Environmental Conservation to move forward with its re-completion plans on two existing Medina wells in its Java Field natural gas development project in Wyoming County, New York.

"An initial round of location maintenance, through-casing logging and evaluation was completed on the two wells in December 2009, and now that we have our permits in place, we can begin the next phase," said CEO of Mesa Energy Holdings, Inc., Randy M. Griffin. "The preliminary data obtained in December 2009 on both wells clearly supports our project in the Java Field and now that we have received permits, we can proceed with the final planning and execution of the re-completion of both wells."

The through-casing logs that were run in December 2009 indicated that there is nearly 200 ft. of high quality shale with good organic content in the Marcellus zone; nearly twice as much as the Company initially anticipated. The two wells are approximately three miles apart and the log over the Marcellus zone in each is almost indistinguishable from the other. This indicates that the Marcellus zone appears to be evenly distributed across the acreage.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation’s most productive basins, the Company’s primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, government regulation, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.sec.gov&esheet=6235702&lan=en_US&anchor=www.sec.gov&index=2&md5=cdf3576b538dfdbda16933135b2b4783.

Contact:

Mesa Energy Holdings, Inc.
972-490-9595
IR@mesaenergy.us